Exhibit 10.28

MASTER SHARE PURCHASE AGREEMENT

by and among

Visteon Corporation,
VIHI, LLC,
VEHC, LLC,
Visteon Asia Holdings, Inc.
Visteon Asia Pacific, Inc.
Visteon Automotive Holdings LLC
Visteon Holdings, LLC
Grupo Visteon S. de R.L. de C.V.,
Visteon Netherlands Holdings I Coöperatief U.A.,
Visteon Netherlands Holdings II Coöperatief U.A.,
Visteon Climate Engineering Services Ltd.,
Visteon Climate Holdings (Hong Kong) Ltd.
Visteon Global Technologies, Inc.

as Sellers

and

Halla Climate Control Corp.,

as Buyer

January 11, 2013

MASTER SHARE PURCHASE AGREEMENT
This Master Share Purchase Agreement (this “Agreement”), dated as of January 11, 2013 (the “Effective Date”), by and among Visteon Corporation, a corporation duly established and existing under the laws of the State of Delaware, U.S.A. (“Visteon”), VIHI, LLC, a limited liability company duly established and existing under the laws of the State of Delaware, U.S.A. (“VIHI”), VEHC, LLC, a limited liability company duly established and existing under the laws of the State of Delaware, U.S.A. (“VEHC”), Visteon Asia Holdings, Inc., a corporation duly established and existing under the laws of the State of Delaware, U.S.A. (“VAHI”), Visteon Asia Pacific, Inc., a company duly established and existing under the laws of the Peoples’ Republic of China (“VAPI”), Visteon Automotive Holdings LLC, a limited liability company duly established and existing under the laws of the State of Delaware, U.S.A. (“VAHL”), Visteon Holdings, LLC, a limited liability company duly established and existing under the laws of the State of Delaware, U.S.A. (“VH”), Grupo Visteon S. de R.L. de C.V., a corporation organized and existing in accordance with the laws of Mexico (“Grupo Visteon”), Visteon Climate Holdings (Hong Kong) Ltd., a company duly established and existing under the laws of Hong Kong (“VCHK”), Visteon Climate Engineering Services Ltd., a company organized under the laws of England (“VCES”), Visteon Global Technologies, Inc., a corporation duly established under the laws of the State of Michigan, U.S.A. (“VGTI”), Visteon Netherlands Holdings I Coöperatief U.A., a cooperative with exclusion of liability for its members (coöperatief met uitsluiting van aansprakelijkheid voor haar leden) under the laws of the Netherlands (“Coop I”), Visteon Netherlands Holdings II Coöperatief U.A., a cooperative with exclusion of liability for its members (coöperatief met uitsluiting van aansprakelijkheid voor haar leden) under the laws of the Netherlands (“Coop II”; and, together with Visteon, VIHI, VEHC, VAHI, VAPI, VAHL, VH, Grupo Visteon, VCHK, VCES and Coop I, the “Sellers”) and Halla Climate Control Corp., a corporation duly established and existing under the laws of the Republic of Korea (the “Buyer”).
RECITALS:
A.    The Sellers and the Buyer have decided to enter into this Agreement pursuant to which the Buyer agrees to purchase from the Sellers, and the Sellers agree to sell to the Buyer, the share capital (the “Subject Company Shares”) of the companies listed on Annex 1 hereto. Each of the companies listed on Annex 1 hereto that is 100% owned by one or more Sellers is referred to herein individually as a “Subject Company” and collectively as the “Subject Companies”. Each company listed on Annex 1 hereto that is not 100% owned by one or more Sellers (i.e., Visteon Climate Control (Nanchang), FAWER Visteon Climate Control System (Changchun), Visteon Climate Systems India Ltd., Japan Climate Systems Corporation, and Halla Climate Control Dalian) is referred to herein individually as a “JV Company” and collectively as the “JV Companies”. The term “Subject Company Shares” includes the shares of the JV Companies to the extent the same are owned by one or more Sellers.
B.    In addition to the Subject Company Shares, Buyer will also acquire from Visteon and VGTI all of the Intellectual Property .

C.    The Sellers and the Buyer desire to make certain representations, warranties, covenants and agreements in connection with the Transactions contemplated by this Agreement; and
D.    Capitalized terms have the meanings set forth in Appendix A, unless defined elsewhere in this Agreement.
THEREFORE, in consideration of the premises and the mutual promises contained in this Agreement, the Parties hereto represent, warrant and agree as follows:
ARTICLE 1

SALE AND PURCHASE OF THE SUBJECT COMPANY SHARES AND INTELLECTUAL PROPERTY
1.1    Sale and Purchase of the Subject Company Shares and Intellectual Property; Purchase Price. Subject to the terms and conditions of this Agreement, the Sellers agree to sell and transfer to the Buyer and such other persons as may be nominated by the Buyer, and the Buyer agrees to purchase from the Sellers, at the Closing (as defined below), the Subject Company Shares and the Intellectual Property, either directly or through such other persons as the Buyer may nominate. The aggregate purchase price for the Subject Company Shares and the Intellectual Property is Four Hundred Ten Million United States Dollars (USD 410,000,000) in cash (the “Purchase Price”), provided, however, that the Purchase Price may be adjusted in accordance with the provisions of Section 1.4 below.
1.2    Closing. Subject to the satisfaction or waiver (by the Party entitled to waive such condition) of all of the conditions precedent as set forth in Articles 4 and 5 below, the sale and purchase of the Subject Company Shares and the Intellectual Property with all inherent rights and obligations shall be consummated at a closing (the “Closing”) to be held at 10 a.m., Seoul Time, on January 31, 2013 or at such later time as the Parties shall agree. The Closing will be effective as of 12:01 a.m. Seoul time on the day the Closing occurs (the “Closing Date”).
1.3    Actions at Closing. At the Closing, the following actions shall occur:
(a)    No later than two (2) business days prior to the Closing Date, the Sellers shall provide the Buyer with information regarding the bank account (the “Sellers’ Account”) to which the Purchase Price shall be paid. On the Closing Date, the Buyer shall deliver the Purchase Price to the Sellers, by wire transfer of immediately available funds to the Sellers’ Account.
(b)    The Sellers and the Buyer shall execute and deliver the share transfer documents listed on Annex 2 (the “Share Transfer Documents”) and the documents for transfer of the Intellectual Property, whereby the Subject Company Shares and the Intellectual Property shall be transferred to the Buyer.

(c)    A receipt executed by the Sellers confirming their receipt of the Purchase Price
(d)    The Sellers will deliver to the Buyer the documents to be delivered pursuant to Article 4.
(e)    The Buyer will deliver to the Sellers the documents to be delivered pursuant to Article 5.
(f)    A certificate dated as of the Closing Date and executed by the Sellers stating that the conditions set forth in Sections 4.1 and 4.2 have been satisfied.
(g)    Such other documents and certificates required to be delivered by the Sellers, the Subject Companies or the JV Companies pursuant to the terms of this Agreement.
1.4    Adjustment of Purchase Price. The Purchase Price shall be adjusted at and after the Closing as follows:
(a)    Not less than five (5) Business Days prior to the Closing Date, Sellers shall cause to be prepared and delivered to Buyer (i) a statement (the “Estimated Cash and Debt Statement”) setting forth the Estimated Closing Date Cash and Debt as of 11:59 p.m., Detroit time, on the Closing Date, prepared in accordance with the reference Cash and Debt statement attached as Schedule 1.4(a), which has been prepared in a manner consistent with the policies, procedures and methodologies used in the preparation of the Financial Information.
(b)    At the Closing:
(i)    If the Estimated Closing Date Cash and Debt set forth in the Estimated Cash and Debt Statement is a negative amount as of the Closing Date, the Purchase Price payable on the Closing Date shall be decreased by such amount.
(ii)    If the Estimated Closing Date Cash and Debt set forth in the Estimated Cash and Debt Statement is a positive amount, the Purchase Price payable on the Closing Date shall be increased by such amount.
(c)    Within 90 calendar days after the Closing Date, the Sellers will prepare and deliver to the Buyer a statement (the “Closing Cash and Debt Statement”) (i) setting forth the Closing Cash and Debt Amount, (ii) stating that such statement has been calculated on a basis consistent with the policies, procedures and methodologies used in the preparation of the Financial Information, and (iii) setting forth the amount of any required adjustments to the Purchase Price pursuant to this Section 1.4(c).
(d)    The Buyer and its designees and agents shall have the right to examine and make copies of the work papers and other documents generated or reviewed in connection with the preparation of the Closing Cash and Debt Statement, and to access the books and records of the Sellers related to the Closing Cash and Debt Statement.

(e)    The Buyer shall have 30 calendar days after the receipt of the Closing Cash and Debt Statement to review the Closing Cash and Debt Statement and all work papers and other documents generated, reviewed or relied upon by the Sellers in connection with the preparation of the Closing Cash and Debt Statement, and all books and records of the Sellers related to the Closing Cash and Debt Statement (such 30-day period, the “Statement Review Period”). If, within the Statement Review Period, the Buyer disputes any item(s) on the Closing Cash and Debt Statement, the Buyer shall give Visteon written notice of such disagreement specifically identifying the item(s) and amount(s) in dispute and the basis for such dispute (the “C&D Dispute Notice”). The parties shall use reasonable efforts to reach agreement with respect to such disputed items within 15 calendar days following the delivery of the C&D Dispute Notice, or such longer period as may be agreed upon in writing by the parties (such period, the “Resolution Period”). Any item(s) on the Closing Cash and Debt Statement not specifically identified in writing as a disputed item before the end of the Statement Review Period shall be deemed to have been accepted by the Buyer and shall not be subject to any further dispute, review or change. If the parties fail to resolve any such disputes with respect to the Closing Cash and Debt Statement within the Resolution Period, the disputed item(s) shall be resolved and, as a result thereof, the amount of the Closing Date Cash and Debt shall be definitely and finally determined in accordance with the procedures set forth in Section 1.4(f).
(f)    Disputes between the Sellers and the Buyer Representative relating to Section 1.4 of this Agreement that cannot be resolved by the parties in accordance with Section 1.4(e) shall be finally determined by an internationally-recognized firm of independent public accountants mutually agreed upon by Visteon and the Buyer (the “Accounting Firm”), which shall act as an expert as to accounting matters (and not as an arbitrator) and which shall issue a ruling that shall resolve any dispute and shall be binding and conclusive upon all parties. Visteon and the Buyer shall select, by mutual agreement, the Accounting Firm, and the Accounting Firm shall have agreed in writing to serve in such capacity pursuant to the terms herein described, within 15 calendar days following the end of the applicable Resolution Period. The resolution of any disputed item(s) and the determination of the Closing Date Cash and Debt shall be completed by the Accounting Firm within 30 calendar days following the date on which the dispute is submitted to it. The Accounting Firm’s determination of the Closing Date Cash and Debt shall be completed in a manner consistent with the policies, procedures and methodologies used in the preparation of the Financial Information. The fees and expenses associated with the Accounting Firm’s determination shall be allocated between Visteon, on the one hand, and the Buyer, on the other hand, in inverse proportion to their success on the matters resolved by the Accounting Firm, which proportionate allocations shall also be determined by the Accounting Firm at the time the determination of the Accounting Firm is rendered on the Closing Date Cash and Debt. The parties agree that the procedure set forth in this Section 1.4(f) for resolving disputes with respect to the Closing Date Cash and Debt shall be the sole and exclusive method for resolving disputes relating to Section 1.4 of this Agreement that the parties are unable to resolve in accordance with the procedures set forth in the preceding paragraph; provided, however, that a judgment on the determination made by the Accounting Firm pursuant to this Section 1.4(f) may be entered in and enforced by any court having jurisdiction thereover.

(g)    If the Closing Date Cash and Debt, as finally determined in accordance with this Section 1.4, is greater than the Estimated Closing Cash and Debt set forth on the Estimated Cash and Debt Statement (such difference, the “Cash and Debt Surplus”), the Buyer shall remit an amount equal to the Cash and Debt Surplus to Visteon.
(h)    If the Closing Date Cash and Debt, as finally determined in accordance with this Section 1.4, is less than the Estimated Closing Cash and Debt set forth on the Estimated Cash and Debt Statement (such difference, the “Cash and Debt Deficit”), Sellers shall remit an amount equal to the Cash and Debt Deficit to the Buyer.
(i)    Any payment to Visteon or the Buyer, as the case may be, based on the Closing Date Cash and Debt shall be made within three (3) Business Days following agreement on, or final determination of, the Closing Date Cash and Debt, in immediately available funds by (a) wire transfer to such bank account or accounts as Visteon (in the case of a Cash and Debt Surplus) may specify, or (b) wire transfer to such bank account or accounts as Buyer (in the case of a Cash and Debt Deficit) may specify. Any Cash and Debt Surplus shall be deemed to be an increase in the Purchase Price and any Cash and Debt Deficit shall be deemed to be a decrease in the Purchase Price
1.5    Purchase Price Allocation. Schedule 1.5 sets forth a preliminary determination of the amount of the Purchase Price to be allocated to each of the Subject Company Shares and the Intellectual Property. This preliminary allocation will be subject to such later adjustment or procedures as the Parties shall mutually determine. The Parties to this Agreement shall cooperate in preparing, executing and filing with each Taxing Authority all required information returns, including filing with the Internal Revenue Service all necessary information returns required by Section 1060 of the Tax Code.
ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE SELLERS,
THE SUBJECT COMPANIES AND THE JV COMPANIES
Except as stated in the disclosure schedule delivered by Sellers to Buyer on the date of this Agreement (the “Disclosure Schedules”), the Sellers, the Subject Companies and the JV Companies hereby represent and warrant to the Buyer as of the date hereof and as of the Closing as if made on and as of the Closing Date (or, with respect to representations and warranties that are given as of a specific date, as of such date), as follows:
2.1    Corporate Organization and Qualification. Each Seller, Subject Company and JV Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, and has all requisite corporate power and authority required to use its properties and conduct its business as it is now being conducted. Each Subject Company and JV Company is duly qualified to conduct business under the laws of each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except for any such failure to be qualified that would not reasonably be expected to be Material to such Subject Company or JV Company.

2.2    Title to Subject Company Shares.
Each Seller is or, after completion of the Climate Transactions, will be the legal and beneficial owner of the Subject Company Shares that it is conveying to Buyer or such other persons as may be nominated by the Buyer hereunder with all inherent rights and obligations, and has the right to transfer title thereto upon consummation of the Transactions contemplated herein. Upon consummation of the Transaction contemplated herein, the Buyer and such other persons nominated by the Buyer to acquire the Subject Company Shares hereunder will acquire from the Sellers good title to all of the Subject Company Shares free and clear of any Liens together with all rights then and thereafter attached thereto, including the rights to receive all dividends to be distributed in respect of the Subject Company Shares after the Closing Date, other than restrictions contained in the constitutive documents of the Subject Companies or JV Companies, as the case may be (collectively, the “Subject Company Articles”) or under Applicable Laws. No Subject Company or JV Company has issued any option or right to acquire any of the Subject Company Shares.
2.3    Authorization; Execution and Delivery; Enforceability.
(j)    Each Seller, Subject Company and JV Company has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. The execution and delivery by each of the Sellers of this Agreement and the consummation by each of the Sellers of the Transactions has been duly authorized by all necessary action on the part of such Seller. Each of the Sellers has duly executed and delivered this Agreement, and this Agreement constitutes its legal, valid and binding obligation, enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity.
(k)    With duly adopted resolutions, the Board of Directors or the general shareholders meeting (or any corporate organ equivalent thereto) of each Subject Company, at a meeting duly called and held, or the authorized representative of the Subject Company or JV Company, duly and validly approved this Agreement, other Transaction Agreements and the consummation of the Transactions contemplated hereunder as required under, and in accordance with, the Subject Company Articles.
(l)    With respect to each Subject Company and JV Company, the affirmative vote of holders of its capital stock is not required under Applicable Law or otherwise in connection with its execution and delivery of this Agreement or the consummation of the Transactions contemplated by this Agreement, except for such cases where such affirmative vote of holders of its capital stock has been duly and validly obtained by the Sellers in connection with its execution and delivery of this Agreement or the consummation of the Transactions contemplated by this Agreement.
2.4    Consents; No Conflicts.

(a)    The execution and delivery by each of the Sellers of this Agreement do not, and the consummation of any Transaction and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a benefit under, or to increase, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon, any of the properties or assets of a Subject Company or JV Company under any provision of (i) the Subject Company Articles, (ii) any Material Contract or material lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument to which the Subject Company, JV Company or such Seller is a party or by which any of the Subject Company’s or JV Company’s properties or assets is bound, or (iii) subject to the filings and other matters referred to in the immediately following Section 2.4(b), any judgment, order, award, injunction, writ or decree (“Judgment”) or Applicable Law applicable to any Subject Company, JV Company or its properties or assets.
(b)    No additional consent, waiver, approval, license, permit, order or authorization (“Consent”) of, or registration, declaration or filing with Governmental Authority or any third party if and to the extent that such third party’s Consent is required for the Transactions contemplated hereunder under any Material Contract to which the Seller or Subject Company concerned is a party is required to be obtained or made by or with respect to the Subject Companies, JV Companies or the Sellers in connection with the execution, delivery and performance of this Agreement and the consummation of the Transaction, other than Consents which have been duly and validly obtained by the Sellers in connection with the execution and delivery of this Agreement or the consummation of the Transactions contemplated by this Agreement.
2.5    Capitalization.
(a)    The authorized capital stock of the Subject Companies and JV Companies and the number of the issued and outstanding Subject Company Shares are as specified in Schedule 2.5(a) attached hereto.
(b)    Except as set forth in Schedule 2.5(b), no shares of capital stock or other voting securities of each Subject Company or JV Company are issued, reserved for issuance or outstanding. The Subject Company Shares set forth opposite each Seller’s name on Annex 1 attached hereto, as of the Closing, will be owned by such Seller free and clear of any Lien. All outstanding Subject Company Shares are and will be duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any preemptive right, subscription right or any similar right under any provision of Applicable Law, the Subject Company Articles, or any contract to which the Subject Company, JV Company or any Seller is a party or otherwise bound. There are not any bonds, debentures or notes of any Subject Company or JV Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote (“Voting Company Debt”) on any matters on which stockholders of the Subject Company or JV Company may vote. There are no options, warrants, rights, convertible or exchangeable securities, ‘phantom’ stock rights, stock appreciation rights, stock-based performance units, commitments, contracts, arrangements or undertakings of any kind to which any Subject Company, JV Company or any Seller is a party or by which it is bound (i) obligating a Subject Company or JV Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in such Subject Company or JV Company, (ii) obligating a Subject Company or JV Company to issue, grant, extend or enter into any such option, warrant, call right, security, commitment, contract, arrangement or undertaking or (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of any Subject Company Shares. As of the Closing Date, there are not any outstanding contractual obligations of any Subject Company or JV Company to repurchase, redeem or otherwise acquire any shares of capital stock of such Subject Company or JV Company. There are no agreements, voting trusts or proxies with respect to the voting, or registration under any applicable securities laws of any ownership interests of the Subject Company or JV Company.
2.6    Financial Information: Undisclosed Liabilities.
(a)    The Financial Information set forth on Schedule 2.6 was derived from the books and records of the Subject Companies and the Sellers, which have been prepared in accordance with past custom and practice of the Subject Companies, and presents fairly, in all material respects, the financial condition of the Climate Business as of the dates shown, and the results of the operations of the Climate Business for the periods then ended.
(b)    To the Knowledge of Sellers, as of the date of this Agreement, except (i) as and to the extent set forth in the Financial Information, (ii) for Liabilities incurred since June 30, 2012 in the ordinary course of business consistent with past practice, (iii) for Liabilities that are not required to be included in financial statements prepared in accordance with U.S. generally accepted accounting practices or (iv) as set forth in Schedule 2.6, the Subject Companies have no liabilities and there are no liabilities with respect to the Climate Business for which Buyer will become liable or obligated.
2.7    Compliance with Applicable Laws. To the Knowledge of the Sellers, each Subject Company is in compliance, in all material respects, with all Applicable Laws and Judgments, including, but not limited to, those relating to occupational health and safety and data protection.
2.8    Litigation. There is no suit, action or legal, administrative or arbitral proceeding or investigation pending or, to the Knowledge of the Sellers, threatened against any Subject Company, nor is there any judgment outstanding against the Subject Company. There has not been any product liability claims against or otherwise naming any Subject Company with respect to any product manufactured, marketed or distributed at any time by the Subject Company.
2.9    Taxes.

(a)    Each Subject Company has (i) filed all material Tax returns and other Tax filings required to be filed by it and (ii) paid all Taxes that are due and payable. Each Subject Company has withheld accurate and proper amounts from all payments made to all Persons, including, without limitation, its officers, directors and employees, in full compliance with Applicable Law, and such amounts have been timely paid to the appropriate Tax Authority. Each Subject Company has properly characterized, in all material respects, all items in its Tax returns and other filings. None of the persons performing services for the Subject Company has been improperly classified as being an independent contractor, leased employee, or as being exempt from the payment of wages for overtime.
(b)    No material Tax or other audits or other administrative or judicial proceedings are pending or, to the Knowledge of the Sellers after due inquiry, threatened with regard to any material Taxes for which a Subject Company may be liable, and no assessment of material Taxes is proposed against any Subject Company. There are no material Tax liabilities outstanding and owed by any Subject Company. None of the Subject Companies has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
(c)    There are no security interests related to Taxes upon any property or assets of the Subject Company other than security interests related to Taxes not yet due and payable that are created pursuant to mandatory provisions of an Applicable Law.
2.10    Company Benefit Plans.
(a)    Schedule 2.10 of the Disclosure Schedule lists each and every employee benefit plan maintained by a Subject Company with respect to the Climate Business (a “Business Employee Benefit Plan”). The Sellers have made available to Buyer a true, complete, and correct copy (or if no copy exists, a description) of each Business Employee Benefit Plan (including any amendments thereto). Except as disclosed in Schedule 2.10, there are not any employment, consulting, indemnification severance or termination agreements or arrangements (oral or written) between the Subject Company and any current employee, executive officer or director of the Subject Company whose base compensation exceeds $200,000 annually.
(b)    Except as disclosed in Schedule 2.10, each Business Employee Benefit Plan has been established, maintained, administered, and funded in all material respects according to its terms, the terms of any labor agreement, including all applicable collective bargaining agreements, and the requirements of Applicable Law. Each Business Employee Benefit Plan intended to qualify for special tax treatment meets all requirements for such treatment and nothing has occurred that could reasonably be expected to affect such treatment.
2.11    Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect,
(a)    Each Subject Company (i) possesses all necessary Environmental Permits (all of which are valid and subsisting) and (ii) has not received any written notice of a pending or threatened action, demand, investigation or inquiry by any Governmental Authority relating to any actual or alleged violations of Environmental Laws or any actual or potential obligation to investigate or take any other action relative to the Release or threatened Release of any Hazardous Materials and is in compliance with all Environmental Laws.
(b)    Except as set forth on Schedule 2.11, (i) no Subject Company is subject to any obligation, judgment, decree or order relating to compliance with any Environmental Law or to the investigation or cleanup of Hazardous Materials; (ii) Hazardous Materials have not been generated, transported, treated, stored, disposed of, arranged to be disposed of, Released or threatened to be Released at, on, from or under any of the properties or facilities currently or formerly owned, leased or otherwise operated by the Subject Company, in violation of, or so as would reasonably be expected to result in liability under, any Environmental Laws; (iii) no Subject Company has assumed by contract or by operation of law any liabilities or obligations arising under Environmental Laws in connection with currently or formerly owned, leased or operated properties or facilities or in connection with any formerly owned divisions, subsidiaries, companies or other entities.
2.12    Title to Properties.
(a)    Each Subject Company has good and marketable title to, or valid leasehold interests in, all its properties and assets (other than Real Property which is covered by Section 2.13) owned or leased by such Subject Company as of the date of the Financial Information, or subsequently acquired or leased, except those disposed of in the ordinary course of business consistent with past practices and except for defects in title, restrictive covenants and similar encumbrances or impediments that, individually or in the aggregate, do not and will not interfere with its ability to conduct its business as currently conducted. All such assets and properties, other than assets and properties in which the Subject Company has leasehold interests, are free and clear of all Liens except for statutory Liens created by provisions of Applicable Laws in the ordinary course of business of the Subject Company that, individually or in the aggregate, do not and will not interfere with the ability of the Subject Company to conduct business as currently conducted.
(b)    Each Subject Company has complied with the terms of all leases to which it is a party, and all such leases are in full force and effect.
2.13    Real Estate.
(a)    Schedule 2.13 sets forth a description of each and every parcel of real property or interest in real estate held under lease (“Leased Real Property”) or used by a Subject Company in the conduct of its business. No Subject Company owns any real property or interests therein other than the Real Property. The Sellers have heretofore delivered to the Buyers true, correct and complete copies of (i) all title reports, title binders, survey documents with respect to, certifying to, or evidencing the extent of, current title to the Real Property to extent the same are in the possession of the Subject Companies or the Sellers; and (ii) deed or title-holding or trust agreements, if any, under which any of the Real Property may have been conveyed to the Subject Company or under which the same may be held for the benefit of the Subject Company to the extent the same are in possession of the Subject Companies or the Seller. One of the Subject Companies (x) owns and has good and marketable title in fee simple to the owned Real Property and to all the buildings, structures and other improvements located thereon and (y) has good and valid title to the leasehold estates in all Leased Real Property, in each case free and clear of all Liens.
(b)    Each Real Property Lease is valid and binding upon the relevant Subject Company, and each other party thereto and is in full force and effect. All rent and other sums and charges payable by the Subject Company as tenant there under are current, the relevant Subject Company has complied with the all terms of each Real Property Lease, no termination event or condition or uncured default exists under any Real Property Lease and no event has occurred and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition.
(c)    There is no pending, and to the Knowledge of the Sellers, threatened or contemplated, appropriation, and condemnation or like proceeding affecting the Real Property or any part thereof or any sale or other disposition of the Real Property or any part thereof in lieu of condemnation.
(d)    The uses for which the Real Property are zoned do not, in any material respect, restrict, or impair, the use of the Real Property for current purposes of the business of the Subject Company and the construction of the Real Property complies in all material respects with all applicable building and zoning codes, deed restrictions, ordinances and rules.
(e)    The buildings and other improvements of each parcel included in the Real Property do not encroach on any easements or on any land not included within the boundary lines of such Real Property and there are no neighboring improvements encroaching on such Real Property, except for such of the foregoing as do not and will not individually or in the aggregate interfere in any material respect with the current uses of such Real Property in the business of the Subject Company.
(f)    The current uses of any parcel included in the Real Property do not violate or conflict with (i) any covenants, conditions or restrictions applicable thereto or (ii) the terms and provisions of any contractual obligations relating thereto.
(g)    Each Subject Company is in peaceful and undisturbed possession of the space and/or estate under lease under which it is a tenant, and has good and valid rights of ingress and egress to and from all Real Property and to the public street for all usual street, road and utility purposes and other purposes necessary or incidental to the business of such Subject Company.
2.14    Tangible Personal Property. Each item of Tangible Personal Property is in good operating condition and repair, ordinary wear and tear excepted, and is reasonably suitable for its current use in the Climate Business. Each Subject Company has, or pursuant to a services or other transitional agreement or other agreement to be entered between the Parties pursuant to this Agreement or the Climate Transactions will have, as of the date of Closing, sufficient assets and properties (whether tangible or intangible), employees and related Consents (as defined above in Section 2.4(b) hereof) for operation of the Climate Business as it has been conducted by the Subject Company and all the liabilities of the Subject Company are associated with and related to the Climate Business, except to the extent such liabilities are reflected in the Financial Information, or are included in the calculation of the Cash and Debt Adjustment in Section 1.4.
2.15    Intellectual Property.
(a)    Visteon, VGTI or a Subject Company owns, licenses or otherwise possesses legally enforceable rights to use all Intellectual Property, including, but not limited to, those items identified on Schedule 2.15. Upon consummation of the Transaction contemplated herein, the Buyer will acquire from Visteon and VGTI all of their respective right, title and interest to all of the Intellectual Property free and clear of all Liens other than Liens that will be released effective as of the Closing, together with all rights then and thereafter attached thereto.
(b)    The Intellectual Property and such ownership, licenses, or other rights in the Intellectual Property will continue to be valid and in full force and effect after the execution, delivery and performance of this Agreement.
(c)    None of Visteon, VGTI or any Subject Company or, to Sellers’ Knowledge, any other party, is in default of any obligation under any license, sublicense or other agreement relating to Intellectual Property.
(d)    Except as set forth on Schedule 2.15, Visteon, VGTI and the Subject Companies have not granted any right or interest to any Person in connection with any of the Intellectual Property and none are parties to or bound by any contract or Order which limits the use by Visteon, VGTI or the Subject Company of any Intellectual Property.
(e)    Except as set forth on Schedule 2.15, Visteon, VGTI and the Subject Companies are not obligated to pay any amount to any Person in order to use any of the Intellectual Property.
(f)    Except for routine patent prosecutions in various patent offices, none of the Intellectual Property is subject to any pending or, to Sellers’ Knowledge, threatened challenge, claim or dispute with respect to the ownership, validity, enforceability or use of any Intellectual Property.
(g)    None of the Intellectual Property is subject to any outstanding order, decree, judgment or stipulation, or has been adjudged invalid or unenforceable.
(h)    To Sellers’ Knowledge:
(i)    the operation of the Climate Business does not infringe upon, misappropriate or otherwise violate any third party’s proprietary rights; and
(ii)    none of the Intellectual Property is being infringed by any third party.

(i)    To Sellers’ Knowledge, within the last three years, no third party has notified a Subject Company in writing that it believes the Climate Business or the Intellectual Property infringe, misappropriate or otherwise violate any proprietary right of such third party.
(j)    All former and current Personnel either (i) have been party to a “work-for-hire” arrangement or agreement with Visteon, VGTI or a Subject Company, in accordance with Applicable Law, that has accorded Visteon, VGTI or such Subject Company full, effective, exclusive and original ownership of all tangible and intangible property thereby arising or (ii) have executed appropriate instruments of assignment in favor of Visteon, VGTI or such Subject Company as assignee that have conveyed to Visteon, VGTI or such Subject Company full, effective and exclusive ownership of all tangible and intangible property thereby arising. To the Sellers’ Knowledge, no former or current Personnel have any claim against Visteon, VGTI or any Subject Company in connection with such Person’s involvement in the conception and development of any Intellectual Property and no such claim has been asserted or is threatened. None of the current officers and employees of Visteon, VGTI or any Subject Company have any patents issued or applications pending for any device, process, design or invention of any kind now used or needed by Visteon, VGTI or any Subject Company in the furtherance of the Climate Business operations, which patents or applications have not been assigned to Visteon, VGTI or such Subject Company.
(k)    Visteon, VGTI and the Subject Companies have taken all commercially reasonable steps to maintain the confidentiality of their proprietary processes relating to the Climate Business and other trade secrets (including the source code for the Intellectual Property) including by requiring all employees and other third parties with access to such trade secrets to execute confidentiality agreements. To Sellers’ Knowledge, none of such trade secrets has been disclosed to any third party, except pursuant to written and enforceable confidentiality obligations or, where commercially required, pursuant to disclosures to any customer pertaining solely to such customer’s products.
2.16    Contracts.
(a)    Each Contract to which the Subject Company is a party in relation to its Climate Business is in full force and effect and constitutes the legal, valid and binding obligation of the parties thereto, enforceable against them in accordance with its terms. The Subject Company has timely performed all material obligations required to be performed by it under the Contracts to which it is a party or by which its assets for the Climate Business are bound, and the Subject Company does not and has no reason to believe that it will not henceforth be able to timely perform all material obligations required to be performed by it thereunder.
(b)    Except as disclosed in Section 2.16 of the Disclosure Schedule, the Subject Company is not a party to, and is not bound by, any contract which (i) contains any non-compete or similar restrictions regarding the conduct of their business anywhere in the world or (ii) can be reasonably expected to be Material to a Subject Company.

(c)    Except as, and only to the extent, set forth in Section 2.16 of the Disclosure Schedule, no consent of any third person is required under any Material Contacts in connection with, and the enforceability of any Material Contracts will not be affected in any manner by, the execution, performance or delivery of this Agreement or the consummation of the transactions contemplated under this Agreement and other Transaction documents.
2.17    Insurance.
(a)    The Subject Companies maintain policies of fire and casualty, liability and other forms of insurance in such amounts, with such deductibles and against such risks and losses as are reasonable for the business and assets of the Subject Companies. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation or termination has been received with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.
(b)    There is no default by the Subject Company or, to the Knowledge of the Sellers, any other Person, with respect to any provision contained in any such policy or binder, nor has there been any failure by the Subject Company to give notice or to present any claim under any such policy or binder in a timely fashion or in the manner or detail required by the policy or binder.
2.18    Employee and Labor Matters. With respect to each Subject Company, (a) there is, and during the past one (1) year there has been no labor strike, work stoppage or lockout pending, or to the knowledge of the Sellers, threatened, against or affecting the Subject Company; (b) there is no unfair labor practice charge or complaint against a Subject Company pending, or, to the Knowledge of the Sellers, threatened; (c) there are no pending, or, to the Knowledge of the Sellers, threatened, employees’ grievances against the Subject Company as to which there is a reasonable possibility of an adverse determination that would be reasonably be Material to a Subject Company; (d) the Subject Company has not received written notice during the past two (2) years of intent of any Governmental Authority responsible for the enforcement of labor or employment laws to conduct an investigation of or affection the Subject Company and, to the Knowledge of the Sellers, no such investigation is in progress, (e) each Subject Company is in compliance with all national and local labor laws and regulations and (f) there have not been any social plans implemented or other involuntary terminations of more than 50 employees at a single location in the 90-day period prior to the Closing, other than involuntary terminations for cause.
2.19    Accounts Receivable.
(a)    all accounts receivable of the Subject Company, whether reflected on the Financial Information or subsequently created, have arisen from bona fide transaction in the ordinary course of business;
(b)    each Subject Company has good and marketable title to its accounts receivable, free and clear of all Liens; and

(c)    since the date of the Financial Information, there have not been any write-offs as uncollectible of any notes or accounts receivable of any Subject Company, except for write-offs in the ordinary course of business and consistent with past practice.
2.20    Licenses; Permits. Except as set forth in Schedule 2.20, all licenses, permits and authorizations (collectively, the “Permits”) issued or granted to the Subject Companies by a Governmental Authority that are necessary or desirable for the conduct of the Climate Business are validly held by the respective Subject Company, and such Subject Company has complied with all terms and conditions thereof, and the same will not be subject to suspension, modification, revocation or nonrenewal as a result of the execution, delivery and performance of this Agreement, the other Transaction or the consummation of the Transactions. All such Permits which are held in the name of any employee, officer, director, stockholder, agent or otherwise on behalf of the Subject Company shall be deemed included under this warranty.
2.21    Finders, Brokers and Investment Bankers. Rothschild Inc. is the only broker or investment banker acting on behalf of Sellers or any of their Affiliates in connection with the transactions contemplated by this Agreement and Sellers will pay their fees. No other broker, finder, financial advisor or investment banker who has acted on behalf of Sellers has the right to receive any commission, finder’s fee or similar payment in connection with the transactions contemplated by this Agreement.
2.22    Additional representations and warranties related to US Subject Companies.
(a)    The Subject Company has not made any payments, is not obligated to make any payments and is not a party to any Contract that would reasonably be expected to obligate it to make any payments that would not be deductible as a result of the application of Section 280G of the Tax Code as a result of the transactions contemplated by this Agreement. No Subject Company has been a United States real property holding corporation within the meaning of Tax Code Section 897(c)(2) during the applicable period specified in Tax Code Section 897(c)(1)(A)(ii). Each Subject Company that is subject to taxation by the United States has disclosed on its United States federal income Tax returns all positions taken therein that would reasonably be expected to give rise to a substantial understatement of United States federal income Tax within the meaning of Tax Code Section 6662. No U.S. Subject Company is a party to any Tax allocation or sharing agreement that will remain in effect following the Closing Date. Since December 31, 2007, no U.S. Subject Company (i) has been a member of an affiliated group filing a United States consolidated federal income Tax Return, other than a group the common parent of which was the applicable Seller or one of its Affiliates and (ii) has had liability for the Taxes of any Person (other than the Sellers and their Affiliates) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. None of the assets of any Subject Company are (A) required to be or are being depreciated under the alternative depreciation system under Section 168(g)(2) of the Tax Code or (B) ”tax-exempt use property” within the meaning of Section 168(h) of the Tax Code.
(b)    Each U.S. Business Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has either received a determination letter or relied upon an opinion letter from the Internal Revenue Service to the effect that such U.S. Business Employee Benefit Plan is qualified; and the plan and the trust related thereto are exempt from federal Income Taxes under Sections 401(a) and 501(a) of the Tax Code, and, to the knowledge of the Sellers, nothing has occurred since the date of such letters that has affected or would reasonably be expected to affect such qualification adversely.
(c)    As of the Closing Date, no employee of the Subject Company would reasonably be expected to be participating in any U.S. Business Employee benefit Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA (a “Multiemployer Plan”). The Subject Company does not sponsor, maintain, contribute to or administer, and has no obligation to contribute to nor has at any time during the past three years sponsored, maintained, contributed to or incurred an obligation to contribute to or incurred any material liability with respect to any Multiemployer Plan. The Subject Company would not reasonably be expected to incur any withdrawal or other material liability with respect to any Multiemployer Plan after the Closing Date.
(d)    No act or omission has occurred, and to the knowledge of the Sellers no condition exists with respect to any U.S. Business Employee Benefit Plan that would subject the Subject Company to any fine, penalty, Tax or liability of any kind imposed under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Tax Code or any other Applicable Laws (other than liabilities for benefits accrued or provided under Business Employee Benefit Plans for current or former employees and their beneficiaries).
(e)    No U.S. Business Employee Benefit Plan provides for medical or death benefits beyond termination of service or retirement, other than (i) coverage mandated by law, (ii) disability, death or retirement benefits under a U.S. “employee benefit plan” within the meaning of Section 3(3) of ERISA, or (iii) as provided under severance plans or under individual agreements during a severance period.
(f)    The Subject Company does not have any obligations to any employee or other service provider to make any reimbursement or other payment with respect to any taxes or penalties imposed by Tax Code Section 409A.
2.23    DISCLAIMER. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 2, THE SELLERS, THE SUBJECT COMPANIES AND THE JV COMPANIES MAKE NO OTHER EXPRESS OR IMPLIED WARRANTY WITH RESPECT TO THE SELLERS, THE SUBJECT COMPANIES OR THE JV COMPANIES, AND THE SELLERS, THE SUBJECT COMPANIES AND THE JV COMPANIES DISCLAIM ANY OTHER WARRANTIES, WHETHER MADE BY THE SELLERS, THE SUBJECT COMPANIES, THE JV COMPANIES OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES.
ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Sellers as of the date hereof and as of the Closing as if made on and as of the Closing Date (or, with respect to representations and warranties that are given as of a specific date, as of such date), as follows:
3.1    Corporate Organization and Qualification. The Buyer is duly organized, validly existing and in good standing under the laws of the Republic of Korea, has all requisite power and authority required to use its properties and conduct its business as it is now being conducted.
3.2    Authorization; Corporate Authority.
(m)    Buyer has all requisite power and authority to execute, deliver and perform its obligations under this Agreement.
(n)    The execution and delivery of this Agreement by the Buyer has been duly and effectively authorized by all necessary corporate action on the part of the Buyer and this Agreement constitutes its valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally and by general principles of equity. No shareholder approval is required to be obtained by Buyer in order to perform its obligations in connection with the Transactions.
3.3    Consents; No Conflicts.
(c)    Except as set forth in Schedule 3.3 hereto, no regulatory approval or consent is required to have been obtained by the Buyer in connection with the execution, delivery and performance of this Agreement.
(d)    The execution, delivery and performance by the Buyer of this Agreement will not result in the violation of any law or regulatory approval applicable to the Buyer, except for such violations that, individually or in the aggregate, would not reasonably be expected to materially and adversely affect the ability of the Buyer to perform its obligations under this Agreement.
3.4    Litigation. Except as would not have a Material Adverse Effect, to the best knowledge of Buyer, there are no proceedings, claims, actions, suits, labor disputes or investigations by or before any governmental department, commission, board, bureau, agency, or instrumentality, or before any arbitrator, of any nature pending, or to the best knowledge of the Buyer, threatened against, involving, affecting or relating to the Buyer.
3.5    Finders, Brokers and Investment Bankers. No broker, finder, financial advisor or investment banker who has acted on behalf of Buyer has the right to receive any commission, finder’s fee or similar payment in connection with the transactions contemplated by this Agreement.
3.6    Investment Intent. The Buyer is acquiring the Subject Company Shares for its own account, for investment purposes and not with a view to the distribution (as such term is used in

Section 2(11) of the Securities Act, as amended). The Buyer understands that the Subject Company Shares have not been registered under the Securities Act and cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is available.
ARTICLE 4

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE BUYER
All obligations of the Buyer hereunder are, at the option of the Buyer, subject to the following conditions on the Closing Date:
4.1    Representations and Warranties. The representations and warranties made by the Sellers in this Agreement shall be true and correct in all respects (without giving effect to any qualifications as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, in the aggregate reasonably be expected to have a Material Adverse Effect.
4.2    Covenants and Agreements. All of the terms, covenants and conditions of this Agreement to be complied with and performed by the Sellers on or before the Closing Date shall have been complied with and performed in all material respects.
4.3    Consents and Approvals.
(c)    The Sellers shall have received the consents, waivers and approvals of the Transaction contemplated hereby from the appropriate Governmental Authorities and other third parties that are listed in Schedule 4.3.
(d)    The Buyer shall have received any required consents, waivers and approvals of the transactions contemplated hereby by the appropriate Governmental Authorities.
(e)    Without limiting the foregoing, the Parties acknowledge that the sale by VCHK of the Subject Company Shares of the JV Companies in respect of which it is a Seller (i.e., Visteon Climate Control (Chongqing), Visteon Climate Control (Nanchang), FAWER Visteon Climate Control System (Changchun) or Halla Climate Control Dalian, being each a “China JV” and collectively the “China JVs”) will require consents of Governmental Authorities as set forth on Schedule 4.3, and that all of such consents may not be obtainable prior to the Closing Date. Buyer agrees that Seller’s failure to obtain one or more of such consents shall not give rise to a right of termination of this Agreement under Section 10.2, below, and that, should Sellers not have received such consents on or before the Closing Date:
(i)    VCHK shall not be required to convey the Subject Company Shares (the “Excluded JV Shares”) of the affected China JVs (the “Excluded JVs”) at the

Closing, and the Share Purchase Documents relating to the Excluded JV Shares shall not be required to be delivered at Closing;
(ii)    the Purchase Price payable at Closing pursuant to Section 1.1 shall be reduced by the amount thereof allocated to the Excluded JV Shares pursuant to Section 1.5 (the “Purchase Price Reduction Amount”);
(iii)    each reference herein to the “Subject Company Shares” shall be deemed to exclude the Excluded JV Shares for all purposes hereunder; and
(iv)    each reference herein to the “JV Companies” shall be deemed to exclude the Excluded JVs for all purposes hereunder.
(f)    From and after the Closing Date, Sellers shall endeavor in good faith to obtain the required consent of Governmental Authorities to the sale by VCHK to the sale of the Excluded JV Shares, and Buyer shall provide such assistance and cooperation in connection therewith as Sellers shall reasonably request. Upon the receipt of such consents:
(i)    the Buyer and Sellers will set a for the consummation of the sale of the Excluded JV Shares to Buyer (such date, the “Excluded JV Closing Date”), which date shall be not more than five (5) Business Days following the date on which Sellers shall have notified Buyer of the receipt of such consents. At the Excluded JV Closing Date:
(A)    Buyer shall remit the Purchase Price Reduction Amount to Sellers in the manner set forth in Section 1.3(a); and
(B)    VCHK shall deliver to Buyer the Share Purchase Documents relating to the Excluded JV Shares to Buyer.
(ii)    From and after the Excluded JV Closing Date, the Excluded JVs shall be deemed to be JV Companies and the Excluded JV Shares shall be deemed to be Subject Company Shares for all purposes hereunder.
(g)    Should Sellers not obtain the required consents in respect of the transfer of the Excluded JV Shares prior to the first (1st) anniversary of the Closing Date, neither Buyer nor Sellers shall have any further obligations in respect of the Excluded JV Shares.
4.4    Documents. Visteon and/or the appropriate Seller or Sellers shall have executed and delivered to the Buyer:
(c)    the Transition Services Agreement in substantially the form of Exhibit A;
(d)    the Purchase and Supply Agreement in substantially the form of Exhibit B;
(e)    the IP Asset Agreement and the Proprietary Rights Transfer and License Agreement in substantially the form of Exhibit C;

(f)    the Maquila Assets Agreement in substantially the form of Exhibit D;
(g)    the Grace Lake Sublease in substantially the form of Exhibit E;
(h)    the El Paso Lease Assignment in substantially the form of Exhibit F;
(i)    the Employee Lease Agreement in substantially the form of Exhibit G;
(j)    the Wind Tunnel Purchase Agreement in substantially the form of Exhibit H;
(k)    the Hungary Contract Manufacturing and Bailment Agreement in substantially the form of Exhibit I;
(l)    the Portugal Contract Manufacturing Agreement in substantially the form of Exhibit J; and
(m)    all other documents required to be delivered by any Seller under this Agreement or as may be reasonably requested by the Buyer to effect necessary changes to the Subject Company as the result of the consummation of Transactions hereunder or for actual consummation of the Transactions hereunder.
4.5    Litigation. No order, decree or judgment shall have been issued by any court, administrative agency, or other Governmental Authority restraining, prohibiting, invalidating or materially changing the terms of any of the transactions contemplated by this Agreement, and to the best Knowledge of the Sellers, no litigation, action, suit, proceeding, labor dispute or investigation has been instituted or threatened by or before any court, administrative agency or other Governmental Authority seeking any such restraint, prohibition, invalidation or material change.
4.6    Climate Transactions. The Climate Transactions shall have been consummated.
ARTICLE 5

CONDITIONS PRECEDENT TO OBLIGATIONS OF THE SELLER
All obligations of the Sellers hereunder are, at the option of the Sellers, subject to the following conditions on the Closing Date:
5.1    Representations and Warranties. The representations and warranties made by the Buyer in this Agreement shall be true and correct in all respects (without giving effect to any qualifications as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date with the same force and effect as though all such representations and warranties had been made on and as of the Closing Date, except to the extent that the failure of such representations and warranties to be true and correct would not, in the aggregate reasonably be expected to have a Material Adverse Effect.

5.2    Covenants and Agreements. All the terms, covenants and conditions of this Agreement to be complied with and performed by the Buyer on or before the Closing Date shall have been complied with and performed in all material respects.
5.3    Consents and Approvals. (a) The Sellers shall have received any required consents, waivers and approvals of the transaction contemplated hereby from the appropriate governmental bodies and (b) the Buyer shall have received any required consents, waivers and approvals of the transactions contemplated hereby by the appropriate governmental bodies, provided that if all consents, waivers or approvals are received except any required to be received by Visteon Climate Holdings (Hong Kong) to transfer the Subject Company Shares of the China JVs, then this condition shall be deemed satisfied.
5.4    Documents. The Buyer shall have executed and delivered to, or received executed copies from, the Sellers:
(a)    the Purchase Price;
(b)    the Transition Services Agreement in substantially the form of Exhibit A;
(c)    the Purchase and Supply Agreement in substantially the form of Exhibit B;
(d)    the IP Asset Agreement and the Proprietary Rights Transfer and License Agreement in substantially the form of Exhibit C;
(e)    the Maquila Assets Agreement in substantially the form of Exhibit D;
(f)    the Grace Lake Sublease in substantially the form of Exhibit E;
(g)    the El Paso Lease Assignment in substantially the form of Exhibit F;
(h)    the Employee Lease Agreement in substantially the form of Exhibit G;
(i)    the Wind Tunnel Purchase Agreement in substantially the form of Exhibit H;
(j)    the Hungary Contract Manufacturing and Bailment Agreement in substantially the form of Exhibit I;
(k)    the Portugal Contract Manufacturing Agreement in substantially the form of Exhibit J; and
(l)    all other documents required to be delivered by the Buyer under this Agreement.
5.5    Litigation. No order, decree or judgment shall have been issued by any court, administrative agency, or other governmental authority restraining, prohibiting, invalidating or materially changing the terms of any of the transactions contemplated by this Agreement, and to the best knowledge of the Buyer, no litigation, action, suit, proceeding or investigation has been instituted or threatened by or before any court, administrative agency or other governmental authority seeking any such restraint, prohibition, invalidation or material change.
5.6    Climate Transactions. The Climate Transactions shall have been consummated in full.
ARTICLE 6

ADDITIONAL COVENANTS
6.1    Survival of Representations and Warranties. Other than the representations and warranties of the Sellers set forth in Sections 2.1, 2.2, 2.3 and 2.15(a), above, and of the Buyer set forth in Sections 3.1 and 3.2, above (collectively, the “Fundamental Representations”), all of which shall survive indefinitely, the representations and warranties of the Sellers related with taxes, which shall survive for the period of statute of limitations, and the representation and warranties in Section 2.11 with respect to Environmental Matters, which shall terminate thirty (30) months after the Closing Date, the representations and warranties of the Parties hereunder shall terminate fifteen (15) months after the Closing Date.
6.2    Ordinary Course of Operations. Except as otherwise required by this Agreement or as necessary to complete the Climate Transactions, during the period from the Effective Date to the later of Closing Date, the Sellers shall cause each Subject Company to conduct its operations in the ordinary course of business and in conformity with past practice. Except as otherwise required by this Agreement or as necessary to complete the Climate Transactions, unless the Parties otherwise mutually agree, the Sellers shall cause the Subject Company not to:
(n)    conduct its business in any manner other than in the ordinary course of business, or take or omit to take any action outside the ordinary course of business or that would jeopardize the continuance of its material business relationships or cause any of the Sellers’ or the Subject Company’s representations and warranties contained herein to be untrue at any time between the Effective Date through and including the Closing Date;
(o)    enter into, amend, modify, terminate, or permit to expire any of the Material Contracts or Permits, or default (or take or omit to take any action that, with or without the giving of notice or passage of time or otherwise, would constitute a default) on any of its obligations under any of the Material Contracts or Permits;
(p)    amend Subject Company Articles;
(q)    make any changes to the compensation, Business Employee Benefits Plans, or other material incidents of employment of its officers or employees;
(r)    except in the ordinary course of business, (i) make any investments, expenditures or other payments (whether in cash or other assets) exceeding USD 5,000,000 in any single or series of related transactions, (ii) incur, guarantee or otherwise become liable with respect to indebtedness exceeding USD 5,000,000 or (iii) sell, transfer, lease or otherwise dispose of assets in any transaction or series of related transactions with a fair market value in excess of USD 5,000,000;
(s)    issue, sell, redeem or acquire any debt securities or equity securities of the Subject Company, or any options or other rights to acquire the same;
(t)    declare or pay dividends or other distributions in cash or other property on, or redeem, purchase or otherwise acquire any of, the equity securities of the Subject Company; or

(i)	agree to or commit to take any actions prohibited by this Section 6.2.
6.3    Preservation of Business. During the period from the Effective Date to the Closing Date, the Sellers shall cause each Subject Company to (i) use its best efforts to preserve its business and assets and to preserve the goodwill of customers, suppliers, and others having material business relationships with the Subject Company, and (ii) use its best efforts to keep available, the services of its officers and employees.
6.4    Notice of Claim. No Party is obligated to indemnify the other for breach of any representation, warranty, covenant or agreement unless notice of a claim for indemnification with respect to that breach has been delivered to it as provided in Article 7 prior to the end of the applicable survival period.
6.5    Climate Transactions. Prior to the Closing Date, the Sellers shall cause each of the transactions to be completed as described on Annex 3 and in compliance with the transaction principles and assumptions as agreed by and between the Sellers and the Buyer (the “Climate Transactions”). The Sellers shall provide to Buyer and its representatives complete copies of all material agreements, instruments and documents to be executed to complete the Climate Transactions and a reasonable opportunity to review and provide the Sellers with comments as to them prior to executing any of them.
6.6    Confidentiality. The Parties hereto shall not make any press release or public announcement concerning this Agreement or the proposed terms thereof, or any memoranda, letters or agreements between the Parties relating to this Agreement, except with the prior written consent of the other Party or as required under Applicable Law or regulatory authority.
6.7    Cooperation; Further Assurances. Each Party shall take all such action as is within its power to control, and shall use its best efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all conditions set forth in Articles 4 and 5 that are for the benefit of any Party. The Parties will co operate in exchanging such information and providing such assistance as may be reasonably required in connection with the foregoing.
ARTICLE 7

INDEMNIFICATION

7.1    Indemnification of Buyer. Subject to this Article, Sellers shall, jointly and severally among themselves, indemnify Buyer and its Affiliates (including, without limitation, the Subject Companies and the JV Companies after the Closing), and their respective officers, directors, employees and agents (“Buyer’s Indemnified Persons”) against all Losses incurred by Buyer’s Indemnified Persons as a result of any breach of a representation, warranty, covenant or agreement of Sellers contained in this Agreement.
7.2    Indemnification of Seller. Subject to this Article, Buyer shall indemnify Sellers and their Affiliates, and their respective officers, directors, employees, agents (“Sellers’ Indemnified Persons”) against any Losses incurred by Seller’s Indemnified Persons as a result of any breach of any representation, warranty, covenant or agreement of Buyer contained in this Agreement.
7.3    Basket Amount. A Party has no right to indemnification unless it can bring claims in the aggregate amount exceeding USD 4,000,000 (“Threshold”) in which event Sellers shall be responsible for the aggregate amount of all Losses, regardless of the Threshold. The limitation for claims in this Section 7.3 does not apply to claims relating to the Fundamental Representations.
7.4    Procedures for Claims. Within 30 days after it becomes aware of an eligible claim for which it intends to seek indemnification under this Article 7, a Party shall provide notice of the claim to the other Party, stating the amount claimed to be due and the basis of the claim. Within 30 calendar days after receipt of this notice, a Party shall by notice to the other Party concede or deny liability in whole or in part. The Parties shall use reasonable good faith efforts to resolve any dispute over a claim brought under this Article for thirty (30) days after a Party provides notice denying liability in whole or in part.
7.5    Third Party Claims. If a Party may be responsible for a claim made against the other Party (“Third Party Claim”), it may assume and conduct the defense of the Third Party Claim using counsel selected by it. If the Party wishes to assume and conduct the defense, it shall notify the other Party within 30 days of receipt of notice from the other Party of the commencement of the lawsuit. If a Party does not assume the defense of a Third Party Claim, the other Party may defend the claim in the manner it deems appropriate, including, but not limited to, settling the claim after giving notice of the proposed settlement to the other Party. A Party that has assumed defense of a Third Party Claim shall not consent to a settlement of, or the entry of any judgment arising from, the claim unless the other Party consents in writing to the settlement or judgment, which consent may not be unreasonably withheld.
7.6    Exclusive Remedy. Except as otherwise provided for in this Agreement, the indemnification provided by this Article is the exclusive remedy for the Parties with respect to this Agreement and the transactions contemplated by this Agreement. Notwithstanding the foregoing, claims for fraud or intentional misrepresentation are not be limited by this Section 7.6.
7.7    Payment of Amounts. A Party shall pay in immediately available funds any amounts due and owing to the other Party as a result of any occurrence that gives rise to indemnification under this Article. All indemnification payments are adjustments to the Purchase Price.

7.8    No Indemnification For Known Breaches of Representation and Warranties. Notwithstanding any provision to be the contrary in this Agreement, if Buyer had actual knowledge, on or before the Closing Date, of the specific facts that give rise to a claim for indemnification by Buyer and such facts were reflected in the determination of the Purchase Price under Sections 1.1 and 1.4, then Sellers are not liable for any Losses resulting from the claim.
7.9    Maximum Amount of Any Indemnification. Notwithstanding any provision to the contrary in this Agreement, the aggregate liability of either Party under this Article 7 of this Agreement for Losses related to breaches of representations and warranties (other than Seller Fundamental Representations and the Buyer Fundamental Representations) contained in this Agreement shall not exceed 20% of the Purchase Price (the “Maximum Amount”).
ARTICLE 8

TAX MATTERS
8.1    Prior Period Income Tax Returns.
(m)    With respect to any Tax Return of a Subject Company for any taxable period ending on or before the Closing Date and required to be filed thereafter (the “Prior Period Tax Returns”), Visteon shall prepare, or cause to be prepared, and file, or cause to be filed, on a timely basis (and Buyer shall cooperate in the filing of such Tax Returns) and on a basis reasonably consistent with past practice (unless Visteon is advised otherwise by its outside tax consultants), all such Tax Returns. Visteon shall provide a draft copy of such Tax Returns to Buyer for its review and comment at least twenty (20) Business Days prior to the due date thereof. Buyer shall provide its comments to Visteon at least ten (10) Business Days prior to the due date of such returns, and Visteon shall consider in good faith all such comments.
(n)    The Seller of the applicable Subject Company shall pay, or cause to be paid, all Taxes with respect to a Subject Company shown to be due from a Subject Company on such Prior Period Tax Returns, but only to the extent such Taxes have not been accrued or otherwise reserved for on the most recent balance sheet of such Subject Company that is prepared prior to the Closing Date. The balance, if any, of such Taxes shall be paid by the Subject Company.
8.2    Straddle Period Tax Returns.
(a)    Buyer shall prepare or cause to be prepared and file or cause to be filed, on a basis reasonably consistent with past practice, any Tax Returns of a Subject Company for Tax periods that begin before the Closing Date and end after the Closing Date (collectively, the “Straddle Periods” and each a “Straddle Period”). Buyer shall provide a draft copy of each such Tax Return described in the preceding sentence to Visteon for its review and comment at least twenty (20) Business Days prior to the due date thereof. Visteon shall provide its comments to Buyer at least ten (10) Business Days prior to the due date of such returns, and the Buyer shall consider in good faith all such comments. Within fifteen (15)

days after the date on which Buyer pays any Taxes of a Subject Company with respect to any Straddle Period, the applicable Seller of such Subject Company, to the extent such Taxes have not been accrued or otherwise reserved for on the most recent balance sheet of such Subject Company that is prepared prior to the Closing Date, shall pay to Buyer the amount of such Taxes that relates to the portion of such Straddle Period ending on the Closing Date (the “Pre-Closing Tax Period”).
(b)    For purposes of this Agreement:
(v)    In the case of any gross receipts, income, franchise or similar Taxes (“Income Taxes”) that are payable with respect to a Straddle Period, the portion of such Taxes allocable to (A) the Pre-Closing Tax Period and (B) the portion of the Straddle Period beginning on the day next succeeding the Closing Date (the “Post-Closing Tax Period”) shall be determined on the basis of a deemed closing at the end of the Closing Date of the books and records of a Subject Company.
(vi)    In the case of any Taxes (other than Income Taxes) that are payable with respect to a Straddle Period, the portion of such Taxes allocable to the portion of the Straddle Period prior to the Closing Date shall be equal to the product of all such Taxes multiplied by a fraction the numerator of which is the number of days in the Straddle Period from the commencement of the Straddle Period through and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period; provided, however, that appropriate adjustments shall be made to reflect specific events that can be identified and specifically allocated as occurring on or prior to the Closing Date (in which case the applicable Seller shall be responsible for any Taxes related thereto) or occurring after the Closing Date (in which case, Buyer, Subject Company shall be responsible for any Taxes related thereto).
(c)    Buyer shall be responsible for (A) any and all Taxes with respect to the Pre-Closing Tax Period of any applicable Straddle Period to (but only to) the extent such Taxes have been accrued or otherwise reserved for on the most recent balance sheet of the applicable Subject Company that is prepared prior to the Closing Date and (B) any Taxes with respect to the Post-Closing Tax Period of a Straddle Period.
8.3    Cooperation on Tax Matters.
(d)    Buyer, Sellers and the Subject Companies shall cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of Tax Returns pursuant to this Article 8 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, Sellers, and the Subject Companies agree (i) to retain all books and records with respect to Tax matters pertinent to a Subject Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by any party hereto, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if another party so requests, Buyer, a Seller, or a Subject Company, as the case may be, shall allow the requesting party to take possession of such books and records.
(e)    Buyer, Sellers, and the Subject Companies, further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).
(f)    Visteon shall have the sole right to control and make all decisions regarding interests in any Tax audit or administrative or court proceeding relating to Tax Returns of a Subject Company that relate to taxable periods ending on or before the Closing Date, provided, however, that (i) Visteon, Buyer, the applicable Seller, and the applicable Subject Company shall cooperate in the conduct of any audit or proceeding relating to such Tax Returns, (ii) Buyer shall have the right (but not the obligation) to participate in such audit or proceeding at Buyer’s expense, and (iii) Visteon shall not enter into any agreement with the relevant taxing authority pertaining to such Taxes without the written consent of Buyer, which consent shall not unreasonably be withheld, conditioned or delayed.
(g)    Visteon shall keep Buyer informed of all developments on a timely basis, shall provide to Buyer (upon request) copies of any and all correspondence received from the taxing authority related to such Tax audit or proceeding and shall provide Buyer with the opportunity to attend conferences, hearings and other meetings with or involving the taxing authority and to review and provide comments with respect to written responses provided to the taxing authority with respect to such Tax audits or proceedings.
(h)    Refunds of Tax relating to periods ending prior to the Closing Date (or to that portion of a Straddle Period that is prior to Closing under the principles of Section 8.2) shall be the property of Visteon or the applicable Seller, but only to the extent that such refunds are not attributable to (i) net operating loss or other carrybacks from periods ending after the Closing Date, (ii) refund claims that are initiated by Buyer (provided that Buyer gives Visteon prior notice of such possible claim and Visteon declines to pursue such refund at its own expense) or (iii) refunds reflected on the most recent balance sheet of the applicable Subject Company that is prepared prior to the Closing Date. At the request of Visteon, Buyer shall prepare and file any claim for refund with respect to any Taxes relating to any taxable period (or portion thereof) ending prior to the Closing Date. Visteon shall be responsible for all costs incurred in the filing of such refund claim, and any refund of Taxes shall be the property of Visteon or the applicable Seller. All other refunds of Tax are the property of Buyer.

(i)    Any indemnity payment or payment of Tax by Visteon or the applicable Seller as a result of any audit or contest shall be reduced by the correlative amount, if any, by which any Tax of Buyer, or a Subject Company is actually reduced for periods ending after the Closing Date as a result thereof.
ARTICLE 9

ADDITIONAL AGREEMENTS
9.1    PBGC Guaranty Obligation. Visteon agrees that it will not extend the term of the guaranty, dated January 7, 2009, provided by Visteon Portuguesa Ltd, Cadiz Electronica S.A. and Visteon Hungary Kft in favor of the U.S. Pension Benefit Guaranty Corporation, which is scheduled to expire as of the end of June 2013, and further agrees to indemnify Buyer and hold it harmless from and against any Losses incurred by Buyer as a result of the above guarantee as and when the same are incurred by the Buyer. The indemnity obligation of Visteon set forth in this Section 9.1 shall be independent of the Basket Amount and shall not be limited by the Maximum Amount or the provisions of Section 7.9.
ARTICLE 10

MISCELLANEOUS
10.1    Sales and Transfer Taxes; Expenses.
(j)    Each of the Sellers and the Buyer shall be responsible for any sales, use, transfer, and documentary Taxes (and any similar Taxes), as well as any recording and filing fees, imposed on such Party by any foreign, federal, state, local, or other Tax Authority as a result of the consummation of the transactions contemplated by this Agreement.
(k)    The Buyer and the Sellers shall each pay their respective expenses in connection with this Agreement and the transactions contemplated hereby, whether or not the same are consummated. The costs of notarization of the local law documentation shall be equally borne by the respective Seller and Buyer.
10.2    Termination. At any time on or prior to the Closing, the Agreement may be terminated:
(c)    by mutual agreement of the Parties;
(d)    by the Seller or the Buyer, in the event that the Closing cannot be held because any of the conditions to the Closing cannot be fulfilled prior to June 30, 2013, or any extended date for the Closing agreed to by the Parties hereto, none of such Parties shall have any obligation or liability of any nature whatsoever to the other Parties hereto.
(e)    by the Seller or the Buyer, in the event of any material breach of any representation, agreement, covenant, or other terms of this Agreement, or any one of the Transaction documents contemplated by this Agreement, that is made or included to or for the benefit of the terminating party, and such material breach is not remedied within ten (10) Business Days of the receipt of written notice from the non-breaching party to the breaching party requesting cure of the breach. Notwithstanding the foregoing, no Party may terminate this Agreement under Section 10.2 if the basis for the termination results from a breach by that Party of any of its agreements or covenants contained in this Agreement.
10.3    Entire Agreement. This Agreement and all agreements and instruments delivered in connection herewith contain the entire agreement between the Parties hereto and supersede all prior agreements and understandings between the Parties hereto relating to the subject matter hereof. In the event of any conflict or inconsistency between the provisions of this Agreement and any of the ancillary documents listed in Annexes 2 and 3 hereto or the form of which are attached hereto as Exhibits, the provisions of this Agreement shall prevail.
10.4    Modification. Neither this Agreement nor any provisions hereof may be modified, changed, discharged or terminated except by an instrument signed by each of the Parties hereto.
10.5    Governing Law. This Agreement shall be governed, construed and interpreted according to the laws of the State of Michigan, without regard to conflict of laws principles.
10.6    Jurisdiction. Any dispute, controversy or claim arising out of, relating to or in connection with the execution, performance, interpretation and breach of the Agreement shall be subject to the jurisdiction of the courts of the State of Michigan, County of Wayne, including Federal Courts located therein, should Federal jurisdiction requirements exist. Each of the Parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any Party anywhere in the world. The Parties hereto specifically waive any right to a jury trial with respect to any matter arising under this Agreement.
10.7    Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand, telefaxed, or mailed by registered or certified airmail with postage prepaid. Notice will be deemed to be effective upon delivery, if delivered by hand or if telefaxed, or ten (10) days after sending, if mailed. The notices, etc. must be sent to:

If to Sellers to:	c/o Visteon Corporation
One Village Center Drive
Van Buren Township, Michigan 48111 U.S.
Attention: Michael Sharnas
Facsimile: (734) 736-5560
Email: msharnas@visteon.com
With a copy (which shall not constitute notice to Sellers) to:
Squire Sanders (US) LLP 4900 Key Tower 127 Public Square Cleveland, Ohio 44114-1304 Attention: Cipriano S. Beredo Daniel G. Berick Email: cipriano.beredo@squiresanders.com daniel.berick@squiresanders.com
If to the Buyer to:
Halla Climate Control Corp.
1689-1, Sin-il-dong, Daedok-Gu
Daejeon, Korea
Attention: OJ Park
Facsimile: (82) 42-930-6069
Email: ojpark@mail.hcc.co.kr

With a copy (which shall not constitute notice to Buyer) to:
Hwang Mok Park P.C.
Shinhan Bank Building, 120, 2ka Taepyungro,
Chung-ku, Seoul 100-724, Korea
Attention: Sang Il Park
Facsimile: (82) 2-772-2800
Email: sipark@hmplaw.com

A Party may change its address for the purpose of notices hereunder by giving not less than fifteen (15) days’ prior written notice of such change to the other Party as provided above.
10.8    Assignment. Neither the Buyer nor the Sellers shall have the right to assign this Agreement to any direct or indirect subsidiary or to any third Party without the prior written consent of the other Party.
10.9    Severability. If one of more provisions of this Agreement are held to be invalid or unenforceable to any extent under Applicable Law, such provision shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by Applicable Law, so as to effectuate the Parties’ intent to the maximum extent, and the remainder of this Agreement shall be interpreted as if such provision were excluded and shall be valid and enforceable in accordance with its terms to the maximum extent permitted by Applicable Law.

10.10    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.
10.11    Benefit; No Third Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns, as third party beneficiary or otherwise. Without limiting the generality of the foregoing, no provision of this Agreement (a) confers rights (including any right to employment or continued employment with either Buyer or any of its Affiliates for any period) or remedies upon any employee, (b) is intended to amend or alter any Company Employee Benefit Plan or (c) shall be construed to limit any rights that the Sellers, the Buyer or any of their Affiliates may have under any plan or arrangement to amend, modify, terminate or adjust such plan or arrangement.
[The remainder of this page intentionally left blank. Signatures appear on the next page.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers or employees thereunto duly authorized as of the date first above written.

VISTEON CORPORATION By: /s/ Michael K. Sharnas Name: Michael K. Sharnas Title: Senior Vice President & General Counsel
VIHI, LLC By: /s/ Michael K. Sharnas Name: Michael K. Sharnas Title: Vice President
VEHC, LLC By: /s/ Robert R. Krakowiak Name: Robert R. Krakowiak Title: Treasurer
VISTEON ASIA HOLDINGS, INC. By: /s/ Robert R. Krakowiak Name: Robert R. Krakowiak Title: Treasurer
VISTEON ASIA PACIFIC, INC. By: /s/ Peter M. Ziparo Name: Peter M. Ziparo Title: Attorney-in-Fact
VISTEON AUTOMOTIVE HOLDINGS LLC By: /s/ Robert R. Krakowiak Name: Robert R. Krakowiak Title: Treasurer
VISTEON HOLDINGS, LLC By: /s/ Robert R. Krakowiak Name: Robert R. Krakowiak Title: Treasurer

GRUPO VISTEON S. DE R.L. DE C.V. By: /s/ Robert R. Krakowiak Name: Robert R. Krakowiak Title: Chairman
VISTEON CLIMATE HOLDINGS (HONG KONG) LTD. By: /s/ Xiaozhuang Wu Name: Xiaozhuang Wu Title: Director of Board
VISTEON NETHERLANDS HOLDINGS I COÖPERATIEF U.A.

By: INTERTRUS (NETHERLANDS) B.V., as Managing Director

By: /s/ O.J.A van derNap and G.F.Nicolai
Name: O.J.A van derNap and G.F.Nicolai
Title: Proxy holders

VISTEON NETHERLANDS HOLDINGS II COÖPERATIEF U.A.

By: INTERTRUS (NETHERLANDS) B.V., as Managing Director

By: /s/ O.J.A van derNap and G.F.Nicolai
Name: O.J.A van derNap and G.F.Nicolai
Title: Proxy holders

VISTEON CLIMATE ENGINEERING SERVICES LTD. By: /s/ Michael K. Sharnas Name: Michael K. Sharnas Title: Director
VISTEON GLOBAL TECHNOLOGIES, INC. By: /s/ Michael K. Sharnas Name: Michael K. Sharnas Title: Vice President
HALLA CLIMATE CONTROL CORP. By: /s/ Yong Hwan Park Name: Yong Hawn Park Title: President & CEO

APPENDIX A
DEFINED TERMS
“Affiliates” means, with respect to any person, any other person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through ownership of voting securities, by contract or otherwise.
“Applicable Law” means any judgment, order, award, injunction, writ or decree or statute, law (including common law), code, voluntary code, ordinance, rule, regulation or other requirement of any Governmental Authority.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Seoul, Korea or Detroit Michigan, U.S.A. are authorized to close.
“Business Employee Benefit Plan” means any adoption or amendment by the Subject Company of any collective bargaining agreement or any employment bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Subject Company.
“Cash” means cash and cash equivalents (including USD220,000 cash classified as restricted cash outstanding as of June 30, 2012 in Visteon Hungary Kft) of the Subject Companies determined on a basis consistent with the Financial Information and past practice. For the avoidance of doubt, the aggregate amount of Cash as of any date of determination shall be (i) reduced by the amount of any outstanding checks as of such date and (ii) increased by the amount of any deposits in transit. Cash shall not include any of the foregoing maintained by entities in which one or more of the Subject Companies, in the aggregate, do not hold a 100% interest.
“Climate Business” means the development, manufacture, marketing and sale of climate air handling modules, powertrain cooling modules, heat exchangers, compressors, fluid transport, and engine induction systems as conducted by any Subject Company or JV Company or by any Sellers under this Agreement and/or parties to the Climate Transactions, excluding  the development, manufacture, marketing and sale of climate air handling modules, powertrain cooling modules, heat exchangers, compressors, fluid transport and engine induction systems for products manufactured by Visteon and its affiliates in Brazil, Argentina and South Africa, but including the development, manufacture, marketing and sale of fuel delivery modules, diesel delivery modules, fuel pumps, fuel pressure regulators, and fuel level sender gauges for all customers for products manufactured in the Alba plant in Hungary.
“Debt” means Pension Obligations, intercompany notes payables and notes receivable and other obligations (including without limitation obligations evidenced by notes, bonds, debentures or other instruments) for the payment of principal, interest, penalties, fees or other liabilities for

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borrowed money (including guarantees, notes payable and capitalized leases, other than leases associated with real property) and collection costs thereof, incurred or assumed, of the Subject Companies with parties other than Visteon which are outstanding as of the Closing Date. Debt shall not include any of the foregoing maintained by the JV Companies.
“Environmental Law” means any Applicable Law imposing liability or standards of conduct for or relating to the protection of the environment, natural resources or human health and safety.
“Environmental Permit” means any permit or license required under applicable Environmental Law necessary for the Subject Companies to operate their business as currently conducted.
“Financial Information” means the financial information set forth on Schedule 2.6.
“Governmental Authority” means any governmental, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority, whether international, national or local.
“Hazardous Materials” means any pollutant, contaminant or waste, or any toxic, radioactive or hazardous substance (including especially, but not limited to, asbestos and polychlorinated biphenyls), chemical substances of mixtures, pesticides, petroleum product or byproducts or waste.
“IP Asset Agreement” means the agreement, in a form reasonably acceptable to Visteon and Buyer, transferring the Intellectual Property from Visteon and VGTI to Buyer.
“Intellectual Property” means all patents, trademarks (registered or unregistered), trade names, service marks and copyrights and any applications therefor, technology, know-how, trade secrets, inventory, ideas, algorithms, database, processes, all computer software programs or applications, royalty rights, tangible or intangible proprietary information or material and other intellectual property and proprietary rights, whether or not subject to statutory registration or protection, owned, used, filed by or licensed to Visteon, VGTI or the Subject Company used exclusively or pre-dominantly in the conduct of the Climate Business..
“Knowledge” means, as the Sellers, the actual knowledge of Robert Aprilliano, Joy Greenway, Robert Hickson, Nurdal Kuecuekkaya, Subu Nagasubramony, Clifford Peterson, Michael Sharnas, Brian Sullivan, and Peter Ziparo.
“Lien” means any lien (statutory or other), mortgage, charge, pledge, security interest, restriction (including any restriction on use), reservation or condition on transferability, option, encumbrance, defect of title or other claim, right of first refusal, restriction on voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership or any other claim or charge similar in purpose or effect to any of the foregoing.

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“Loss” means any loss, liability, expense (including reasonable fees and expenses of outside counsel), interest, penalty, fine, cost or damage, but shall not include consequential, special or incidental damages including, but not limited to, reduction in market value of the Subject Company Shares or the Intellectual Property, loss of profits, loss of business opportunity or interruption of business losses.
“Material Adverse Effect” shall mean a material adverse effect on the business, assets, properties, results of operations or financial condition of the Subject Companies (taken as a whole) which would have a negative effect on value of not less than USD 30,000,000 or its equivalents in other currencies other than an effect resulting from an Excluded Matter. “Excluded Matter” means any one or more of the following: (i) the effect of any change in the United States, Korea or other national economies or securities or financial markets in general; (ii) the effect of any change that generally affects any industry in which the Subject Companies operate; (iii) the effect of any change arising in connection with acts of God or other calamities, earthquakes, hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the date hereof; (iv) the effect of any action taken by the Buyer or its Affiliates with respect to the Transactions contemplated by this Agreement or with respect to the Subject Companies; (v) the effect of any action taken, or failed to be taken, by any of the Subject Companies at the request of or with the consent of the Buyer or as otherwise required by the terms of this Agreement; (vi) the effect of any changes in Applicable Laws or accounting rules or any interpretation thereof; (vii) the failure of any the Subject Companies to meet any of its internal projections (it being understood that the underlying causes of such failure, to the extent not otherwise excluded by this definition, may be taken into account); or (viii) any effect resulting from the public announcement of this Agreement, compliance with terms of this Agreement or the consummation of the Transactions contemplated by this Agreement.
“Material Contracts” means all contracts, whether written or oral, to which any of the Company is a party except for contracts that are entered into in the ordinary course of business and the value of which, individually or, with respect to any related series of agreements, in the aggregate, does not exceed USD 10,000,000 or its equivalents in other currencies.
“Material to a Subject Company” or “Material to such Subject Company” means any act, event or circumstance that has a negative effect on value of any Subject Company of not less than USD 4,000,000 or its equivalent in other currencies.
“Order” means any decree, order, judgment, writ, award, injunction, or rule, of or by any authority.
“Party” means Buyer or Sellers, referred to individually, and “Parties” means Buyer and Sellers, referred to collectively.
“Pension Obligations” means the defined benefit pension obligations of Visteon Innovation & Technology GmbH, Visteon Engineering Services Ltd, Visteon Japan Ltd., Coclisa S.A. de C.V., and Visteon Ardennes Industries SAS in respect of employees of the foregoing companies that are transferred to the Subject Companies as a part of the Climate Transactions. The Pension Obligations

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shall be determined based on projected benefit obligation levels, net of deferred tax benefit, in the manner and based on the amounts set forth on Schedule 1.4(a), net of pension assets, calculated in accordance with the actuarial assumptions and historical methods of calculation set forth on Schedule 1.4(a) with respect to each such plan.
“Person” means any entity, corporation, company, association, joint venture, joint stock company, partnership, trust, organization, individual, nation, state, government (including agencies, departments, bureaus, boards, divisions and instrumentalities thereof), trustee, receiver or liquidator.
“Real Property” means any real property or interest in real estate owned, held under lease or used by the Subject Company in the conduct of its business.
“Real Property Leases” means leases, subleases, licenses or other agreements under which the Subject Company uses or occupies or has the right to use or occupy, now or in the future, any Real Property, including all modifications, amendments and supplements thereto and any assignments thereof .
“Release” means any release, discharge, deposit, emission, spill, leaking, injecting, pumping, leaching or disposal to air, soil and/or subsoil, water, and/or groundwater.
“Securities Act” means the Securities Act of 1933, as amended.
“Share Purchase Documents” has the meaning set forth in Section 1.3.
“Subject Company Articles” has the meaning set forth in Section 2.2.
“Tangible Personal Property” means any machinery, equipment, rental equipment, furniture, fixture, vehicles, software, any related capitalized items of personal property and other tangible personal property of a Subject Company.
“Tax Authority” means the Internal Revenue Service and any other governmental authority responsible for the administration of any Taxes.
“Tax Code” means the United States Internal Revenue Code of 1986, as amended.
“Taxation” or “Tax” means all forms of taxation, duties and imposts, including any interest, fine, penalty or surcharge levied in connection with any relevant jurisdictions.
“Transactions” means the sale and purchase of the Subject Company Shares hereunder, the transfer of the Intellectual Property and the other transactions contemplated by this Agreement.
“U.S. Business Employee Benefit Plan” means any Business Employee Benefit Plan established and maintained under the laws of the United States of America.
“US Subject Company” means any Subject Company that is organized under the laws of the United States, or any state thereof, or the District of Columbia, or that is otherwise subject to Tax by the United States.

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Annex 1 to Master Share Purchase Agreement

Subject Company or JV Company	Seller	Subject Company Shares
Visteon Climate Systems India Ltd	VIHI, LLC	744,796 shares (56%)
Visteon Climate Systems India Ltd.	VEHC, LLC	66,500 shares (5%)
Visteon Climate Systems India Ltd.	Visteon Asia Holdings, Inc.	1 share (0.000075%)
Visteon Climate Systems India Ltd.	Visteon Asia Pacific, Inc.	1 share (0.000075%)
Visteon Climate Systems India Ltd.	Visteon Automotive Holdings LLC	1 share (0.000075%)
Visteon Climate Systems India Ltd	Visteon Holdings LLC	1 share (0.000075%)
Visteon Autopal Services s.r.o.	Visteon Climate Engineering Services Limited	0.01% membership interest
Visteon Autopal Services s.r.o.	Visteon Netherlands Holdings I Cooperatief U.A.	99.99% membership interest
Visteon Autopal s.r.o.	Visteon Climate Engineering Services Limited	0.01% membership interest
Visteon Autopal s.r.o.	Visteon Netherlands Holdings I Cooperatief U.A.	99.99% membership interest

Visteon Hungary Kft	VIHI, LLC	One quota having a nominal value of HUF 6,311,320,000.00

Halla Visteon Netherlands Coöperatief U.A.	Visteon Climate Holdings 1, LLC	0.1% membership interest
Halla Visteon Netherlands Coöperatief U.A.	Visteon Netherlands Holdings I Cooperatief U.A.	99.99% membership interest

Visteon Japan Climate Ltd.	Visteon Netherlands Holdings I Cooperatief U.A.	60 shares

Visteon Climate Portugal SA	Visteon Netherlands Holdings I Cooperatief U.A.	10,000 shares

Visteon Climate Engineering Services Limited	Visteon Netherlands Holdings I Cooperatief U.A.	1 share
Visteon Halla Climate Systems, LLC	Visteon Corporation	100% membership interest

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Visteon Ardennes Industries SAS	Visteon Netherlands Holdings II Cooperatief U.A.	200,000 shares

Visteon Climate Engineering Services Deutschland GmbH	Visteon Netherlands Holdings II Cooperatief U.A.	25,000 shares of 1 EUR each

Coclisa S.A. de C.V.	Visteon Netherlands Holdings II Cooperatief U.A.	999 shares of series A-1; 0 shares of series B-1; and 1,401,569 shares of series A-2

Coclisa S.A. de C.V.	Visteon Climate Engineering Services Ltd.	0 shares of series A-1; 1 share of series B-1; and 0 shares of series A-2

Climate Systems Mexicana	Visteon Netherlands Holdings II Cooperatief U.A.	49,000 shares of series A-1; and 0 shares of series B-1

Climate Systems Mexicana	Visteon Climate Engineering Services Ltd.	0 shares of series A-1; and 1,000 shares of series B-1

Visteon Climate Control (Chongqing)	Visteon Climate Holdings (Hong Kong)	100% equity interest

Visteon Climate Control (Nanchang)	Visteon Climate Holdings (Hong Kong)	80.85% equity interest

FAWER Visteon Climate Control System (Changchun)	Visteon Climate Holdings (Hong Kong)	50% equity interest

Halla Climate Control Dalian	Visteon Climate Holdings (Hong Kong)	24.91% equity interest

Japan Climate Systems Corporation	VIHI, LLC	20,000 shares (33.33%)

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Annex 2 to Master Share Purchase Agreement – Share Purchase Documents

a.	UK Share Transfer Form (Sale of Visteon Climate Engineering Services)

b.	France Stock Transfer Order (Sale of Visteon Ardennes)

c.	Germany Share Assignment Agreement (Sale of Visteon Climate Engineering Services Deutschland)

d.	India Share Transfer Forms for sales of VCSIL shares

e.	Czech Instruments of Transfer of Ownership Interests (Sales of Autopal shares)

f.	Mexico Share Transfer Agreement (Sale of Coclisa and Climate System Mexicana shares)

g.	Dutch Deed (Sale by Coop I of interest in Halla Visteon Netherlands Cooperatief U.A. (“DutchCo III”))

h.	Dutch Deed (Sale by Visteon Climate Holdings 1 LLC of interest in DutchCo III)

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Annex 3 to Master Share Purchase Agreement – Climate Transactions

CZECH REPUBLIC
1. Sale by Visteon Holdings Espana of its shares of Visteon Autopal Services s.r.o. and Visteon Autopal s.r.o. to Coop I
2. Sale by VEHC of its shares of Visteon Autopal Services s.r.o. and Visteon Autopal s.r.o. to Visteon Climate Engineering Services Limited
3. Sale by Visteon Autopal Services s.r.o. and Visteon Autopal s.r.o. of its respective IT assets to Visteon Innovation and Technology GmbH

FRANCE
1. Sale by Visteon Holdings France SAS of its shares of Visteon Ardennes Industries SAS to Coop II
GERMANY
1. Sale by Visteon Innovation and Technology GmbH of its Climate Business assets to Visteon Climate Engineering Services Deutschland GmbH
2. Sublease by Visteon Climate Engineering Services of a portion of the Kerpen facility from Visteon Innovation and Technology GmbH
HUNGARY
1. Sale by Visteon Hungary Kft of its non-Climate Business administrative services assets to Visteon Administration Hungary Limited Liability Company.
2. Sale by Visteon Hungary Kft of its electronics business assets to Visteon Portuguesa Ltd.
3. Lease by Visteon Administration Hungary Limited Liability Company of administrative facilities from Visteon Hungary Kft
JAPAN
1. Sale by Visteon Japan Ltd. of its Climate Business assets to Visteon Japan Climate Ltd
MEXICO
1. Sale by Visteon de Mexico of its Climate Business assets to Coclisa S.A. de C.V.
2. Sale by Grupo Visteon S. de R.L. de C.V. of its shares of (a) Coclisa S.A. de C.V. and (b) Climate Systems Mexicana to Coop II
3. Sale by Visteon Automotive Holdings LLC of its shares of (a) Coclisa S.A. de C.V. and (b) Climate Systems Mexicana to Visteon Climate Engineering Services Limited
PORTUGAL
1. Sale by Visteon Portuguesa Ltd. of its Climate Business assets to Visteon Climate Portugal SA
2. Lease (with purchase option) of buildings and lands (including but not limited to compressor building) by Visteon Portuguesa Ltd to Visteon Climate Portugal SA
UNITED KINGDOM

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1. Sale by Visteon Engineering Services Ltd. of its Climate Business assets to Visteon Climate Engineering Services Ltd.
2. Sublease by Visteon Climate Engineering Services Ltd. of a portion of the Chelmsford facility from Visteon Engineering Services Ltd.
UNITED STATES
1. Sale by Visteon Electronics Corp. of LERA Assets to DutchCo III
2. Transfer of specified Climate Business employees by Visteon to Visteon Halla Climate Systems LLC
3. Sale by Visteon Systems LLC of M&E and Coclisa Inventory to DutchCo III

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